  EXHIBIT 99.1

Community National Bank

NEWS RELEASE

For Immediate Release

July 1, 2021

For more information contact:

Tracy D. Roberts VP & Marketing Director

802-487-3512
troberts@communitynationalbank.com

Caldwell Named Executive Vice President and Executive Officer at

Community National Bank

Derby,VT—Community National Bank (CNB) CEO Kathy Austin is pleased to announce the promotion of Christopher (Chris) Caldwell to Executive Vice President and Chief Lending Officer. The Board of Directors of Community Bancorp. and Community National Bank voted to approve Caldwell’s promotion to Executive Officer of the Bank and Vice President of Community Bancorp., to be effective July 1, 2021. Austin commented, “Chris will be a great addition to our Executive team. He brings a wealth of knowledge gained in his previous lending and executive leadership positions.”

Caldwell joined Community National Bank in April as Senior Vice President and Senior Lender. He has over thirty years of experience in the banking and business consulting industries. Caldwell has extensive knowledge of commercial lending, bank and branch network operations, customer service delivery and strategic planning, growth and development for businesses.

When talking about joining CNB Chris stated, “I’m really a community banker at heart. Community National Bank’s mission aligns with my personal philosophy about how a bank should serve its customers, businesses and the community at large. I’m honored to join this organization.” Caldwell has always been very involved with giving back to his community and he looks forward to continuing this practice in Vermont. Chris and his wife Bettie are outdoor enthusiasts and were attracted to Vermont and the surrounding area for all of its recreational opportunities.

Community National Bank (CNB) is an independent bank that has been serving its communities since 1851. CNB has offices located in Derby, Barre, Barton, Derby Line, Enosburg Falls, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy. For more information about CNB please visit communitynationalbank.com.